WILLSCOT CORPORATION ANNOUNCES FOURTH QUARTER AND FULL YEAR 2019 RESULTS AND PROVIDES 2020 OUTLOOK

Transformational 2019 Highlighted By Fourth Quarter 2019 Consolidated Net Income of $8.9 million, Adjusted EBITDA1 of $98.2 million, and Free Cash Flow1 of $43.7 Million

Announces Combination with Mobile Mini, Creating the North American Leader in Modular Space and Portable Storage Solutions

BALTIMORE (March 2, 2020) - WillScot Corporation ("WillScot" or the "Company") (Nasdaq: WSC) today announced its fourth quarter and full year 2019 financial results and provided its 2020 outlook.
Fourth Quarter 2019 Financial Highlights1,2
•Revenues of $278.0 million, representing an 8.0% (or $20.6 million) year over year increase, driven by growth in core leasing and services revenues of $17.5 million, or 7.7%.
•Modular space average monthly rental rate increased to $641, a 14.1% increase year over year.
•Adjusted EBITDA of $98.2 million represents a 33.6% (or $24.7 million) year over year increase.
•Adjusted EBITDA margin of 35.3% increased 670 basis points ("bps") year over year
•Approximately 80% of the expected $70.0 million annualized cost synergies related to the ModSpace and Acton acquisitions were in our fourth quarter 2019 results on a run rate basis.
•Consolidated net income of $8.9 million (including $7.9 million of discrete costs from acquisition and integration-related activities) increased by $19.3 million, and Free Cash Flow of $43.7 million increased by $63.8 million, year over year, consistent with our planned transition to net profitability and cash generation.
2019 Full Year Financial Highlights1,2
•Revenues of $1,063.7 million, representing a 41.6% (or $312.3 million) year over year increase, driven by growth in core leasing and services revenues of $291.5 million, or 43.3%.
•Consolidated modular space average monthly rental rate increased to $614 representing an 11.2% increase year over year. Pro forma modular space average monthly rental rates increased 13.7% year over year, driven primarily by a 14.9% year over year increase in our core Modular - US segment, marking the 9th consecutive quarter of double-digit rate growth in the segment. Growth of 14.9% was driven approximately 60.0% from unit rate growth, with the remaining 40.0% driven by growth in value added products and services ("VAPS").
•Modular leasing revenue increased 7.7% on a pro forma basis, reflecting continued strong organic growth.
•Adjusted EBITDA of $356.5 million, including $4.4 million of costs reclassified as operating leases upon adoption of ASC 842(5), represents a 65.4% (or $141.0 million) year over year increase.
•Adjusted EBITDA margin increased 480 bps year over year and 680 bps on a pro forma basis to 33.5%.
•Consolidated net loss of $11.5 million (including $46.0 million of discrete costs from acquisition and integration-related activities) decreased by $42.1 million, and Free Cash Flow of $20.0 million increased by $116.9 million year over year, consistent with our planned transition to net profitability and cash generation.
Announced Combination with Mobile Mini
Today, in a separate press release, WillScot announced that it has entered into a definitive merger agreement with Mobile Mini. The combination will create an industry-leading specialty leasing platform with unrivaled scale and product breadth, a broad and strategic footprint, and substantial free cash flow and liquidity with which to pursue multiple organic and inorganic growth opportunities. The combined company will operate a fleet consisting of over 360 thousand units with predictable recurring revenue supported by average useful asset lives of over 20 years and average lease durations greater than 30 months. The approximately $6.6 billion enterprise value combination will take form in an all-stock merger in which Mobile Mini shareholders will receive 2.4050 WillScot shares for every one share of Mobile Mini owned. The combination is expected to close in the third quarter of 2020.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Revenue	$278,045	$257,404	$1,063,665	$751,412
Consolidated net income (loss)	$8,928	$(10,387)	$(11,543)	$(53,572)
Net cash provided by operating activities	$73,490	$21,569	$172,566	$37,149
Free Cash Flow[1]	$43,682	$(20,165)	$19,984	$(96,907)

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA[1] by Segment (in thousands)	2019	2018	2019	2018
Modular - US	$88,800	$67,240	$325,068	$196,410
Modular - Other North America	9,417	6,267	31,480	19,123
Consolidated Adjusted EBITDA	$98,217	$73,507	$356,548	$215,533

Management Commentary1,2,3
Brad Soultz, President and Chief Executive Officer of WillScot, commented, "WillScot delivered another quarter of substantial Adjusted EBITDA growth completing a truly transformational year for WillScot. Revenue and Adjusted EBITDA for the fourth quarter were up 8.0% and 33.6% organically over the prior year, and our Adjusted EBITDA margin of 35.3% increased 670 bps versus the fourth quarter of 2018. We've achieved this through our increased scale, solid synergy realization, and our rate and VAPS growth. We remain committed to de-leveraging organically, and our free cash flow generation of $43.7 million in the fourth quarter heading into 2020 gives us confidence that we will de-lever well below 4x during the course of 2020 based on our guidance."

Tim Boswell, Chief Financial Officer commented, "In Q4 we delivered solid year over year modular leasing revenue growth of $14.5 million or 8.1% organically, which is the best indicator of our trajectory heading into 2020. Modular space average rental rates in our Modular - US segment increased 15.1% year over year, due to the continued churn of our acquired portfolios and increased VAPS penetration and pricing on rental contracts. Organic lease revenue growth and cost synergy realization drove 670 bps of year over year Adjusted EBITDA margin expansion with approximately 80.0% of Acton and ModSpace synergies realized in Q4. All of this drove positive net income in the fourth quarter of $8.9 million and free cash flow of $43.7 million realizing our planned transition to net profitability and cash generation. We deployed the free cash flow to reduce debt and completed our transition to Large Accelerated Filer status, accomplishing all of the fundamental objectives we set for the year. Together these achievements represent a strong foundation from which to embark on WillScot’s next chapter of transformation."
“Finally, today we announced a strategic combination with Mobile Mini, the world’s leading provider of portable storage solutions serving customers in the U.S., U.K., and Canada. We are very excited to join together our two leading companies with complementary capabilities and cultures, best-in-class teams, and proven track records of driving profitable growth and shareholder value creation,” Brad Soultz, continued.

Fourth Quarter 2019 Results1,2
Total revenues increased 8.0% to $278.0 million, as compared to $257.4 million in the prior year quarter driven by a 7.7% increase in leasing and services revenue due to improved pricing and growth of VAPS.
•Modular - US segment revenue increased 7.8% to $251.3 million, as compared to $233.1 million in the prior year quarter, with core leasing and services revenues up $16.6 million, or 8.0%, year over year.
•Modular space average monthly rental rate of $648 increased 15.1% year over year including the dilutive impacts of acquisitions. Improved pricing was driven by a combination of our price optimization tools and processes, as well as by continued growth in our “Ready to Work” solutions and increased VAPS penetration across our customer base.
•Average modular space units on rent decreased 5,309, or 6.1%, year over year
•Modular - Other North America segment revenue increased 9.9% to $26.7 million compared to $24.3 million in the prior year quarter.

•Modular space average monthly rental rates were up 5.7% compared to the prior year quarter. Modular space units on rent decreased 2.5% to 8,953, and utilization for our modular space units decreased to 55.9%, down 70 bps from 56.6%.
Adjusted EBITDA of $98.2 million was up 33.6% compared to $73.5 million in the prior year quarter, and Adjusted EBITDA margins improved 670 bps year over year to 35.3%.
•Modular - US segment Adjusted EBITDA increased 32.1% to $88.8 million, and Modular - Other North America segment Adjusted EBITDA increased $3.1 million to $9.4 million from the prior year quarter.
•Adjusted EBITDA margins improved by 670 bps year over year driven by a 70 bps improvement in leasing and services gross profit margin, as well as a 600 bps reduction in selling, general and administrative expenses. We estimate that incremental cost synergies of approximately $11.2 million related to the Acton and ModSpace acquisitions were realized in the fourth quarter bringing total estimated synergies realized from the dates of the acquisitions to approximately $42.4 million. Approximately 80.0% of the annualized forecasted cost synergies of over $70 million were in our run rate as of December 31, 2019.
Net income of $8.9 million for the three months ended December 31, 2019 includes $7.9 million of discrete costs expensed in the period related to our integration and acquisition-related activities, including $2.7 million of integration costs, $2.7 million of restructuring costs, lease impairment expense and other related charges, $0.2 million of other impairments and $2.3 million of other expense. Net income of $8.9 million was up $19.3 million from a consolidated net loss of $10.4 million for the same period in 2018, which included $5.3 million of transaction costs, $8.3 million of restructuring costs, and $15.1 million of integration costs related to the Acton and ModSpace acquisitions.
Full Year 2019 Results1,2
Total revenues increased 41.6% to $1,063.7 million, as compared to $751.4 million in the prior year driven by a 43.3% increase in leasing and services revenue due to increased volumes from acquisitions, improved pricing, and growth of VAPS. Pro forma revenues decreased $0.4 million, or 0.0%, driven by reduced sales revenues, which declined $46.9 million, or 32.1%, driven primarily by one large new sale recognized in 2018 in the amount of $29.0 million in our Modular - US segment. The impact of the decline in non-recurring sales versus the prior year was nearly offset by continued strong organic growth in our core modular leasing revenues, which increased $53.4 million on a pro forma basis, or 7.7%, driven primarily by a 13.7% increase in pro forma average modular space monthly rental rates. The adoption of ASC 842 included a reclassification of amounts previously accounted for as bad debt expense from selling, general and administrative expenses, resulting in a $10.0 million reduction to revenue for the year and no change to net income, upon adoption in Q4 retroactive to January 1, 2019.
•Modular - US segment revenue increased 41.9% to $961.7 million, as compared to $677.6 million in the prior year, with core leasing and services revenues up $271.4 million, or 44.7%, year over year.
•Modular space average monthly rental rate of $617 increased 12.0% year over year including the dilutive impacts of acquisitions. Pro forma modular space monthly rental rates increased 14.9% year over year. Improved pricing was driven by a combination of our price optimization tools and processes, as well as by continued growth in our “Ready to Work” solutions and increased VAPS penetration across our customer base.
•Average modular space units on rent increased 19,373, or a 30.6% year over year increase, due to an additional 8.5 months of contribution from the ModSpace acquisition. Pro forma units on rent decreased 4.5% year over year, and pro forma utilization increased by 40 bps year over year.
•Modular - Other North America segment revenue increased 38.1% to $101.9 million, compared to $73.8 million in the prior year, with modular space average units on rent up 29.6% and average monthly rental rate up 5.5% compared to the prior year.
•On a pro forma basis, Modular - Other North America segment modular space rental rate increased 4.4% compared to the prior year. Pro forma modular space units on rent decreased 2.5% to 8,973, and pro forma utilization for our modular space units decreased to 56.1%, down 30 bps from 56.4%.
Adjusted EBITDA of $356.5 million, including $4.4 million of costs related to finance leases reclassified as operating leases upon adoption of ASC 842, was up 65.4% compared to $215.5 million in the prior year, and Adjusted EBITDA margins improved 480 bps year over year to 33.5%.
•Modular - US segment Adjusted EBITDA increased 65.5% to $325.0 million, and Modular - Other North America segment Adjusted EBITDA increased $12.4 million to $31.5 million from the prior year.
•Adjusted EBITDA margins improved by 480 bps year over year driven by a 30 bps improvement in leasing and services gross profit margin as a result of improved delivery and installation rates, as well as a 470 bps reduction in selling, general and administrative expenses, offset slightly by decreased sale margins. We estimate that incremental cost synergies of approximately $36.0 million related to the Acton and ModSpace acquisitions were realized in the year bringing total estimated synergies realized from the dates of the acquisitions to approximately $42.4 million.

Approximately 80% of the annualized forecasted cost synergies of over $70.0 million were in our run rate as of December 31, 2019.
Net loss of $11.5 million for the year ended December 31, 2019 includes $46.0 million of discrete costs expensed in the period related to integration and acquisition-related activities, including $26.6 million of integration costs, $11.5 million of impairment of long-lived assets and lease impairment expense and other related charges, $3.8 million of restructuring cost, and $4.1 of other expense. This is down $42.1 million from a consolidated net loss of $53.6 million in 2018, which included $20.1 million of transaction costs, $15.5 million of restructuring costs, and $30.0 million of integration costs related to the Acton and ModSpace acquisitions.
Capitalization and Liquidity Update
Capital expenditures decreased $4.9 million, or 9.6%, to $46.0 million for the three months ended December 31, 2019, from $50.9 million for the three months ended December 31, 2018. Net CAPEX4 decreased $11.9 million, or 28.5%, to $29.8 million for the three months ended December 31, 2019. The decrease was driven primarily by completion of the ModSpace integration in 2019, which allowed for more precise capital allocation decisions in Q4 2019 relative to Q4 2018. Capital expenditures increased $47.9, or 28.9%, to $213.4 million for the year ended December 31, 2019, from $165.5 million for the year ended December 31, 2018. Net CAPEX4 increased $18.5, or 13.8%, to $152.6 million for the year ended December 31, 2019. The increase was driven primarily by increased investments to support our larger fleet subsequent to the ModSpace acquisition in August 2018.
During the three months ended December 31, 2019, we generated $43.7 million of Free Cash Flow1, representing an increase of $63.9 million as compared to the three months ended December 31, 2018. Free Cash Flow1 increased $116.9 million to $20.0 for the year ended December 31, 2019. Total long-term debt as of December 31, 2019 was $1,632.6 million. Net cash provided by operating activities of $172.6 million offset net cash used in investing activities of $152.6 million. As of December 31, 2019, we had $509.1 million of available borrowing capacity under our ABL Facility.
2020 Outlook
This guidance is subject to risks and uncertainties, including those described in "Forward-Looking Statements" below. The 2020 guidance includes:

Current Outlook
Total revenue	$1.1 billion - $1.2 billion
Adjusted EBITDA[1,3]	$410 million - $430 million
Net CAPEX[4]	$160 million - $180 million

1 - Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow are non-GAAP financial measures. Further information and reconciliations for these Non-GAAP measures to the most directly comparable financial measure under generally accepted accounting principles in the US ("GAAP") is included at the end of this press release.
2 - The pro forma financial information and performance metrics contained in this press release include the results of WillScot and ModSpace on a pro forma basis for all periods presented. The ModSpace acquisition closed August 15, 2018.
3 - Information reconciling forward-looking Adjusted EBITDA and Net CAPEX to GAAP financial measures is unavailable to the Company without unreasonable effort and therefore no reconciliation to the most comparable GAAP measures is provided.
4 - Net CAPEX is a non-GAAP financial measure. Please see the non-GAAP reconciliation tables included at the end of this press release.
5 - Quarterly amounts were adjusted for the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), effective retroactively to January 1, 2019, of and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. See reconciliation of the impact of adopting ASC 842 included at the end of this press release.
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, pro forma revenue, and Net CAPEX. Adjusted EBITDA is defined as net income (loss) before income tax expense, net interest expense, depreciation and amortization adjusted for non-cash items considered non-core to business operations including net currency gains and losses, goodwill and other impairment charges, restructuring costs, costs to integrate acquired companies, costs incurred related to transactions, non-cash charges for stock compensation plans, and other discrete expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenue. Free Cash Flow is defined as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Net CAPEX is defined as as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business. Pro forma revenue is defined the same as revenue, but includes pre-acquisition results from ModSpace for all periods presented. WillScot believes that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors because they (i) allow investors to compare performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect core operating performance; (ii) are used by our board of directors and management to assess our performance; (iii) may, subject to the limitations described below, enable investors to compare the performance of WillScot to its competitors; and (iv) provide additional tools for investors to use in evaluating ongoing operating results and trends. WillScot believes that pro forma revenue is useful to investors because they allow investors to compare performance of the combined Company over various reporting periods on a consistent basis WillScot believes that Net CAPEX provide useful additional information concerning cash flow available to meet future debt service obligations. However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Other companies may calculate Adjusted EBITDA and other non-GAAP financial measures differently, and therefore WillScot’s non-GAAP financial measures may not be directly comparable to similarly-titled measures of other companies. For reconciliation of the non-GAAP measures used in this press release (except as explained below), see “Reconciliation of non-GAAP Financial Measures" included in this press release.
Information reconciling forward-looking Adjusted EBITDA to GAAP financial measures is unavailable to WillScot without unreasonable effort. We cannot provide reconciliations of forward looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to WillScot without unreasonable effort. Although we provide a range of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. WillScot provides Adjusted EBITDA guidance because we believe that Adjusted EBITDA, when viewed with our results under GAAP, provides useful information for the reasons noted above.
Conference Call Information
WillScot will host a conference call and webcast to discuss its fourth quarter 2019 results and outlook at 8 a.m. Eastern Time on Monday, March 2, 2020. The live call can be accessed by dialing (855) 312-9420 (US/Canada toll-free) or (210) 874-7774 (international) and asking to be connected to the WillScot call. A live webcast will also be accessible via the "Events & Presentations" section of the Company's investor relations website https://investors.willscot.com. Choose "Events" and select the information pertaining to the WillScot Fourth Quarter 2019 Conference Call. Additionally, there will be slides accompanying the webcast. Please allow at least 15 minutes prior to the call to register, download and install any necessary software. For those unable to listen to the live broadcast, an audio webcast of the call will be available for 60 days on the Company’s investor relations website.
About WillScot Corporation
Headquartered in Baltimore, Maryland, WillScot is the public holding company for the Williams Scotsman family of companies. WillScot trades on Nasdaq under the ticker symbol "WSC," and is the specialty rental services market leader providing innovative modular space and portable storage solutions across North America. WillScot is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, WillScot serves a broad customer base from approximately 120 locations throughout the US, Canada and Mexico, with a fleet of over 150,000 modular space and portable storage units.
Forward-Looking Statements
This news release contains forward-looking statements (including the earnings guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook" and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Although WillScot believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statement will materialize. Important factors that may affect actual results or outcomes include, among others, our ability to acquire and integrate new assets and operations; our ability to achieve planned synergies related to acquisitions; our ability to manage growth and execute our business plan; our estimates of the size of the markets for our products; the rate and degree of market acceptance of our products; the success of other competing modular space and portable storage solutions that exist or may become available; rising costs adversely affecting our profitability (including cost increases resulting from tariffs); potential litigation involving our Company; general economic and market conditions impacting demand for our products and services; implementation of tax reform; our ability to implement and maintain an effective system of internal controls; and such other risks and uncertainties described in the periodic reports we file with the SEC from time to time (including our Form 10-K for the year ending December 31, 2019), which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Any forward-looking statement speaks only at the date which it is made, and WillScot disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Additional Information and Where to Find It
Additional information can be found on our investor relations website at http://investors.willscot.com.

Contact Information

Investor Inquiries:	Media Inquiries:
Mark Barbalato	Scott Junk
investors@willscot.com	scott.junk@willscot.com

WillScot Corporation
Consolidated Statements of Operations
(Unaudited; in thousands, except share and per share data)

	Years Ended December 31,
	2019	2018	2017
Revenues:
Leasing and services revenue:
Modular leasing	$744,185	$518,235	$297,821
Modular delivery and installation	220,057	154,557	89,850
Sales revenue:
New units	59,085	53,603	36,371
Rental units	40,338	25,017	21,900
Total revenues	1,063,665	751,412	445,942
Costs:
Costs of leasing and services:
Modular leasing	213,151	143,120	83,588
Modular delivery and installation	194,107	143,950	85,477
Costs of sales:
New units	42,160	36,863	26,025
Rental units	26,255	16,659	12,643
Depreciation of rental equipment	174,679	121,436	72,639
Gross profit	413,313	289,384	165,570
Expenses:
Selling, general and administrative	271,004	254,871	162,351
Other depreciation and amortization	12,395	13,304	8,653
Impairment losses on goodwill	—	—	60,743
Impairment losses on long-lived assets	2,848	1,600	—
Lease impairment expense and other related charges	8,674	—	—
Restructuring costs	3,755	15,468	2,196
Currency (gains) losses, net	(688)	2,454	(12,878)
Other (income) expense, net	(2,200)	(4,574)	2,827
Operating income (loss)	117,525	6,261	(58,322)
Interest expense	122,504	98,433	119,308
Interest income	—	—	(12,232)
Loss on extinguishment of debt	8,755	—	—
Loss from continuing operations before income tax	(13,734)	(92,172)	(165,398)
Income tax benefit	(2,191)	(38,600)	(936)
Loss from continuing operations	(11,543)	(53,572)	(164,462)
Income from discontinued operations, net of tax	—	—	14,650
Net loss	(11,543)	(53,572)	(149,812)
Net loss attributable to non-controlling interest, net of tax	(421)	(4,532)	(2,110)
Net loss attributable to WillScot	(11,122)	(49,040)	(147,702)
Non-cash deemed dividend related to warrant exchange	—	(2,135)	—
Net loss attributable to WillScot common shareholders	$(11,122)	$(51,175)	$(147,702)
(Loss) income per share attributable to WillScot common shareholders - basic and diluted
Net loss per share attributable to WillScot common shareholders	$(0.10)	$(0.59)	$(8.21)
Income per share attributable to discontinued operations	$0.00	$0.00	$0.74
Net loss per share attributable to WillScot common shareholders	$(0.10)	$(0.59)	$(7.47)

Weighted average shares: basic & diluted	108,683,820	87,209,605	19,760,189

Unaudited Quarterly Consolidated Operating Data
Quarterly Consolidated Results for the Year Ended December 31, 2019

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue(a)	$253,685	$263,713	$268,222	$278,045	$1,063,665
Gross profit(a)	$103,331	$101,484	$99,307	$109,191	$413,313
Adjusted EBITDA(a)	$83,354	$87,555	$87,422	$98,217	$356,548
Net CAPEX(a)	$41,814	$43,199	$37,761	$29,808	$152,582
Modular space units on rent (average during the period)	93,309	92,300	91,233	90,013	91,682
Average modular space utilization rate	72.4%	71.9%	71.2%	70.7%	72.0%
Average modular space monthly rental rate	$575	$611	$630	$641	$614
Portable storage units on rent (average during the period)	17,419	16,544	16,416	16,944	16,878
Average portable storage utilization rate	66.1%	63.3%	63.0%	66.1%	65.8%
Average portable storage monthly rental rate	$119	$121	$123	$118	$120
(a) The quarterly amounts in this table were adjusted for the adoption of Accounting Standards Update ("ASU") 2016-02, Leases (Topic 842) ("ASC 842"), effective retroactively to January 1, 2019, of and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. See reconciliation of the impact of adopting ASC 842 included at the end of this press release.
Quarterly Consolidated Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$134,751	$140,333	$218,924	$257,404	$751,412
Gross profit	$50,921	$54,640	$80,946	$102,877	$289,384
Adjusted EBITDA	$35,492	$41,916	$64,618	$73,507	$215,533
Net CAPEX	$24,433	$29,232	$38,657	$41,734	$134,056
Modular space units on rent (average during the period)	54,112	54,521	75,413	95,549	70,257
Average modular space utilization rate	69.9%	70.3%	71.8%	73.0%	71.6%
Average modular space monthly rental rate	$534	$551	$561	$562	$552
Portable storage units on rent (average during the period)	13,986	13,496	15,781	18,297	15,480
Average portable storage utilization rate	70.3%	68.1%	68.0%	68.9%	68.9%
Average portable storage monthly rental rate	$118	$119	$120	$119	$119

Unaudited Quarterly Operating Data by Segment
Modular - US Quarterly Results for the Year Ended December 31, 2019

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue(a)	$230,175	$236,501	$243,708	$251,299	$961,683
Gross profit(a)	$93,948	$92,468	$90,265	$98,178	$374,859
Adjusted EBITDA(a)	$75,946	$80,548	$79,774	$88,800	$325,068
Net CAPEX	$42,191	$45,599	$34,785	$29,899	$152,474
Modular space units on rent (average during the period)	84,462	83,273	82,053	81,060	82,709
Average modular space utilization rate	74.8%	74.1%	73.2%	72.8%	74.2%
Average modular space monthly rental rate	$577	$612	$632	$648	$617
Portable storage units on rent (average during the period)	17,010	16,146	15,993	16,513	16,462
Average portable storage utilization rate	66.6%	63.6%	63.3%	66.4%	66.2%
Average portable storage monthly rental rate	$120	$121	$123	$118	$120
(a) The quarterly amounts in this table were adjusted for the adoption of ASC 842, effective retroactively to January 1, 2019, of and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. See reconciliation of the impact of adopting ASC 842 included at the end of this press release.
Modular - US Quarterly Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$122,087	$124,813	$197,625	$233,065	$677,590
Gross profit	$46,808	$49,741	$73,007	$94,764	$264,320
Adjusted EBITDA	$32,612	$38,104	$58,454	$67,240	$196,410
Net CAPEX	$23,315	$27,501	$35,825	$41,440	$128,081
Modular space units on rent (average during the period)	48,657	48,997	67,978	86,369	63,336
Average modular space utilization rate	71.8%	72.2%	73.8%	75.3%	73.7%
Average modular space monthly rental rate	$533	$549	$559	$563	$551
Portable storage units on rent (average during the period)	13,625	13,127	15,373	17,868	15,089
Average portable storage utilization rate	70.8%	68.5%	68.3%	69.4%	69.4%
Average portable storage monthly rental rate	$118	$120	$120	$119	$119

Modular - Other North America Quarterly Results for the Year Ended December 31, 2019

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue(a)	$23,510	$27,212	$24,514	$26,746	$101,982
Gross profit(a)	$9,383	$9,016	$9,042	$11,013	$38,454
Adjusted EBITDA(a)	$7,408	$7,007	$7,648	$9,417	$31,480
Net CAPEX	$(377)	$(2,400)	$2,976	$(91)	$108
Modular space units on rent (average during the period)	8,847	9,027	9,180	8,953	8,973
Average modular space utilization rate	55.1%	56.3%	57.2%	55.9%	56.1%
Average modular space monthly rental rate	$552	$603	$618	$577	$590
Portable storage units on rent (average during the period)	409	398	423	431	416
Average portable storage utilization rate	52.0%	50.8%	54.3%	55.7%	53.7%
Average portable storage monthly rental rate	$109	$121	$106	$109	$111
(a) The quarterly amounts in this table were adjusted for the adoption of ASC 842, effective retroactively to January 1, 2019, of and therefore do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019.
Modular - Other North America Quarterly Results for the Year Ended December 31, 2018

(in thousands, except for units on rent and monthly rental rate)	Q1	Q2	Q3	Q4	Full Year
Revenue	$12,664	$15,520	$21,299	$24,339	$73,822
Gross profit	$4,113	$4,899	$7,939	$8,113	$25,064
Adjusted EBITDA	$2,880	$3,812	$6,164	$6,267	$19,123
Net CAPEX	$1,118	$1,731	$2,832	$294	$5,975
Modular space units on rent (average during the period)	5,455	5,524	7,435	9,180	6,921
Average modular space utilization rate	56.6%	57.1%	57.3%	56.6%	56.8%
Average modular space monthly rental rate	$541	$573	$587	$546	$559
Portable storage units on rent (average during the period)	362	369	408	429	391
Average portable storage utilization rate	55.8%	57.4%	56.4%	54.0%	55.6%
Average portable storage monthly rental rate	$116	$116	$101	$101	$108

WillScot Corporation
Consolidated Balance Sheets
(Unaudited; in thousands, except share data)

	December 31,
	2019	2018
Assets
Cash and cash equivalents	$3,045	$8,958
Trade receivables, net of allowances for doubtful accounts at December 31, 2019 and December 31, 2018 of $15,828 and $9,340, respectively	247,596	206,502
Inventories	15,387	16,218
Prepaid expenses and other current assets	14,621	21,828
Assets held for sale	11,939	2,841
Total current assets	292,588	256,347
Rental equipment, net	1,944,436	1,929,290
Property, plant and equipment, net	147,689	183,750
Operating lease assets	146,698	—
Goodwill	235,177	247,017
Intangible assets, net	126,625	131,801
Other non-current assets	4,436	4,280
Total long-term assets	2,605,061	2,496,138
Total assets	$2,897,649	$2,752,485
Liabilities and equity
Accounts payable	$109,926	$90,353
Accrued liabilities	82,355	84,696
Accrued interest	16,020	20,237
Deferred revenue and customer deposits	82,978	71,778
Operating lease liabilities - current	29,133	—
Current portion of long-term debt	—	1,959
Total current liabilities	320,412	269,023
Long-term debt	1,632,589	1,674,540
Deferred tax liabilities	70,693	67,384
Deferred revenue and customer deposits	12,342	7,723
Operating lease liabilities - non-current	118,429	—
Other non-current liabilities	34,229	31,618
Long-term liabilities	1,868,282	1,781,265
Total liabilities	2,188,694	2,050,288
Commitments and contingencies
Class A common stock: $0.0001 par, 400,000,000 shares authorized at December 31, 2019 and December 31, 2018; 108,818,854 and 108,508,997 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	11	11
Class B common stock: $0.0001 par, 100,000,000 shares authorized at December 31, 2019 and December 31, 2018; 8,024,419 shares issued and outstanding at December 31, 2019 and December 31, 2018	1	1
Additional paid-in-capital	2,396,501	2,389,548
Accumulated other comprehensive loss	(62,775)	(68,026)
Accumulated deficit	(1,689,373)	(1,683,319)
Total shareholders' equity	644,365	638,215
Non-controlling interest	64,590	63,982
Total equity	708,955	702,197
Total liabilities and equity	$2,897,649	$2,752,485

Reconciliation of Non-GAAP Financial Measures
We use certain non-GAAP financial information that we believe is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.
We evaluate business segment performance on Adjusted EBITDA, a non-GAAP measure that excludes certain items as described in the reconciliation of our consolidated net income (loss) to Adjusted EBITDA reconciliation below. We believe that evaluating segment performance excluding such items is meaningful because it provides insight with respect to intrinsic operating results of the Company.
We also regularly evaluate gross profit by segment to assist in the assessment of the operational performance of each operating segment. We consider Adjusted EBITDA to be the more important metric because it more fully captures the business performance of the segments, inclusive of indirect costs.
We also evaluate Free Cash Flow, a non-GAAP measure that provides useful information concerning cash flow available to meet future debt service obligations and working capital requirements.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net: on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency. Substantially all such currency gains (losses) are unrealized and attributable to financings due to and from affiliated companies.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, fleet relocation expenses, employee training costs, and other costs.
•Non-cash charges for stock compensation plans.
•Other expense includes consulting expenses related to certain one-time projects, financing costs not classified as interest expense, and gains and losses on disposals of property, plant, and equipment.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations or other methods of analyzing WillScot’s results as reported under US GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as measures of cash that will be available to meet our obligations. The following tables provide unaudited reconciliations of Net loss to Adjusted EBITDA.
Consolidated Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Income (loss) from continuing operations before income taxes	$8,757	$(35,415)	$(13,734)	$(92,172)
Loss on extinguishment of debt	1,511	—	8,755	—
Interest expense	29,716	31,112	122,504	98,433
Depreciation and amortization	48,912	44,165	187,074	134,740
Currency (gains) losses, net	(253)	1,283	(688)	2,454
Goodwill and other impairments	211	1,600	2,848	1,600
Transaction costs	—	5,261	—	20,051
Restructuring costs, lease impairment expense and other related charges	2,674	8,254	12,429	15,468
Integration costs	2,743	15,138	26,607	30,006
Stock compensation expense	1,683	1,214	6,686	3,439
Other expense	2,263	895	4,067	1,514
Adjusted EBITDA	$98,217	$73,507	$356,548	$215,533
Modular - US Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Income (loss) from continuing operations before income taxes	$5,094	$(32,846)	$(19,883)	$(88,206)
Loss on extinguishment of debt	1,511	—	8,755	—
Interest expense	29,361	30,454	120,758	96,108
Depreciation and amortization	44,411	38,987	167,951	118,555
Currency (gains) losses, net	(108)	350	(267)	509
Goodwill and other impairments	109	1,600	2,178	1,600
Transaction costs	—	5,241	—	19,780
Restructuring costs, lease impairment expense and other related charges	2,491	6,968	11,602	13,930
Integration costs	2,358	14,402	23,580	29,260
Stock compensation expense	1,683	1,214	6,686	3,439
Other expense	1,890	870	3,708	1,435
Adjusted EBITDA	$88,800	$67,240	$325,068	$196,410

Modular - Other North America Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Income (loss) from continuing operations before income taxes	$3,663	$(2,569)	$6,149	$(3,966)
Interest expense	355	658	1,746	2,325
Depreciation and amortization	4,501	5,178	19,123	16,185
Currency losses (gains), net	(145)	933	(421)	1,945
Goodwill and other impairments	102	—	670	—
Transaction costs	—	20	—	271
Restructuring costs, lease impairment expense and other related charges	183	1,286	827	1,538
Integration costs	385	736	3,027	746
Other expense	373	25	359	79
Adjusted EBITDA	$9,417	$6,267	$31,480	$19,123

Adjusted EBITDA Margin Non-GAAP Reconciliation
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Revenue. Management believes that the presentation of Adjusted EBITDA Margin provides useful information to investors regarding the performance of our business.
The following tables provide unaudited reconciliations of Adjusted EBITDA Margin by segment.

	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$88,800	$9,417	$98,217	$67,240	$6,267	$73,507
Revenue (B)	$251,299	$26,746	$278,045	$233,065	$24,339	$257,404
Adjusted EBITDA Margin (A/B)	35.3%	35.2%	35.3%	28.9%	25.7%	28.6%

	Year Ended December 31, 2019			Year Ended December 31, 2018
(in thousands)	Modular - US	Modular - Other North America	Total	Modular - US	Modular - Other North America	Total
Adjusted EBITDA (A)	$325,068	$31,480	$356,548	$196,410	$19,123	$215,533
Revenue (B)	$961,683	$101,982	$1,063,665	$677,590	$73,822	$751,412
Adjusted EBITDA Margin (A/B)	33.8%	30.9%	33.5%	29.0%	25.9%	28.7%

Free Cash Flow
We define Free Cash Flow as net cash provided by operating activities, less purchases of, and proceeds from, rental equipment and property, plant and equipment, which are all included in cash flows from investing activities. Management believes that the presentation of Free Cash Flow provides useful information to investors regarding our results of operations because it provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements.
Free Cash Flow for the three months ended June 30, 2019 and 2018, is derived by subtracting the cash flows from operating activities and the relevant line items within financing activities for the three months ended March 31, 2019 and 2018, from corresponding items for the six months ended September 30, 2019 and 2018, respectively. Free Cash Flow for the three months ended September 30, 2019 and 2018, is derived by subtracting the cash flows from operating activities and the relevant line items within financing activities for the six months ended June 30, 2019 and 2018, from corresponding items for the nine months ended September 30, 2019 and 2018, respectively. Free Cash Flow for the three months ended December 31, 2019 and 2018, is derived by subtracting the cash flows from operating activities and the relevant line items within financing activities for the nine months ended September 30, 2019 and 2018, from corresponding items for the years ended December 31, 2019 and 2018, respectively.
The following tables provide unaudited reconciliations of net cash provided by operating activities to Free Cash Flow.
Quarterly Consolidated Results for the Year Ended December 31, 2019

(in thousands)	Q1	Q2	Q3	Q4	Full Year
Net cash provided by operating activities	$15,256	$44,798	$39,022	$73,490	$172,566
Purchase of rental equipment and refurbishments	(51,873)	(61,215)	(47,789)	(44,229)	(205,106)
Proceeds from sale of rental equipment	11,601	11,482	8,421	10,597	42,101
Purchase of property, plant and equipment	(1,629)	(2,270)	(2,701)	(1,740)	(8,340)
Proceeds from the sale of property, plant and equipment	87	8,804	4,308	5,564	18,763
Free Cash Flow	$(26,558)	$1,599	$1,261	$43,682	$19,984
Quarterly Consolidated Results for the Year Ended December 31, 2018

(in thousands)	Q1	Q2	Q3	Q4	Full Year
Net cash provided by operating activities	$4,782	$14,018	$(3,220)	$21,569	$37,149
Purchase of rental equipment and refurbishments	(32,084)	(32,679)	(46,742)	(49,378)	(160,883)
Proceeds from sale of rental equipment	8,128	3,905	9,560	9,168	30,761
Purchase of property, plant and equipment	(1,000)	(616)	(1,475)	(1,531)	(4,622)
Proceeds from the sale of property, plant and equipment	523	158	—	7	688
Free Cash Flow	$(19,651)	$(15,214)	$(41,877)	$(20,165)	$(96,907)

Adjusted Gross Profit and Adjusted Gross Profit Percentage
We define Adjusted Gross Profit as gross profit plus depreciation on rental equipment. Adjusted Gross Profit Percentage is defined as Adjusted Gross Profit divided by revenue. Adjusted Gross Profit and Percentage are not measurements of our financial performance under GAAP and should not be considered as an alternative to gross profit, gross profit percentage, or other performance measures derived in accordance with GAAP. In addition, our measurement of Adjusted Gross Profit and Adjusted Gross Profit Percentage may not be comparable to similarly titled measures of other companies. Our management believes that the presentation of Adjusted Gross Profit and Adjusted Gross Profit Percentage provides useful information to investors regarding our results of operations because it assists in analyzing the performance of our business.
The following table provides unaudited reconciliations of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Revenue (A)	$278,045	$257,404	$1,063,665	$751,412

Gross profit (B)	$109,191	$102,877	$413,313	$289,384
Depreciation of rental equipment	45,739	38,587	174,679	121,436
Adjusted Gross Profit (C)	$154,930	$141,464	$587,992	$410,820

Gross Profit Percentage (B/A)	39.3%	40.0%	38.9%	38.5%
Adjusted Gross Profit Percentage (C/A)	55.7%	55.0%	55.3%	54.7%

Net CAPEX
We define Net CAPEX as purchases of rental equipment and refurbishments and purchases of property, plant and equipment (collectively, "Total Capital Expenditures"), less proceeds from sale of rental equipment and proceeds from the sale of property, plant and equipment (collectively, "Total Proceeds"), which are all included in cash flows from investing activities. Our management believes that the presentation of Net CAPEX provides useful information to investors regarding the net capital invested into our rental fleet and plant, property and equipment each year to assist in analyzing the performance of our business.
The following table provides unaudited reconciliations of Net CAPEX.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2019	2018	2019	2018
Total Capital Expenditures	$45,969	$50,909	$213,446	$165,505
Total Proceeds	16,161	9,175	60,864	31,449
Net CAPEX	$29,808	$41,734	$152,582	$134,056

Impact of Adopting ASC 842
The following table presents a reconciliation of unaudited consolidated quarterly financial information for 2019 detailing the impact of adopting ASC 842, which was effective retroactively to January 1, 2019. As a result of adoption, the final quarterly figures below do not agree to the Quarterly Reports filed on Form 10-Q for the respective periods of 2019. Note that the figures for the three months ended December 31, 2019 and the resulting full year 2019 estimate represent amounts estimated by management.
The impact of adoption and reconciliation to the amounts previously reported is below:
Quarterly Consolidated Results for the Year Ended December 31, 2019

(in millions)	Q1	Q2	Q3	Q4(a)	Full Year(a)
Pre ASC 842 (as previously reported for Q1-Q3, Q4 estimated)
Revenue	$255.0	$266.1	$272.3	$280.2	$1,073.6
Adjusted EBITDA(1)	$84.5	$88.7	$88.4	$99.3	$360.9
Net Income (loss)	$(11.2)	$(11.8)	$0.8	N/A	N/A
ASC 842 Adjustments
Revenue	$(1.3)	$(2.4)	$(4.1)	$(2.2)	$(10.0)
Adjusted EBITDA(1)	$(1.1)	$(1.2)	$(1.0)	$(1.1)	$(4.4)
Net Income (loss)	$1.2	$0.4	$0.2	N/A	N/A
Post ASC 842 (as reported in our 10-K)
Revenue	$253.7	$263.7	$268.2	$278.0	$1,063.6
Adjusted EBITDA(1)	$83.4	$87.5	$87.4	$98.2	$356.5
Net Income (loss)	$(10.0)	$(11.4)	$1.0	$8.9	$(11.5)
(a) - Q4 and resulting full year 2019 Revenue and Adjusted EBITDA represent amounts estimated by management.